EXHIBIT 10.11

Personal Services Agreement

This Agreement (the “Agreement”) is entered into and effective this 20th day of September, 2005 (the “Effective Date”) by and between Dr. Andriole at Washington University School of Medicine, (hereinafter referred to as the “Consultant”), and Viking Systems, Inc., with offices at 7514 Girard Ave Ste 1509, La Jolla, CA 92037 (hereinafter referred to as “Company”).

This Agreement will set forth the general terms of our agreement whereby Consultant will provide to the Company the consulting services described on Exhibit A hereto (the “Consulting Services”).

1. Engagement. Company hereby engages Consultant to provide the Consulting Services to the Company on a part-time basis. The parties agree that Consultant shall provide the Consulting Services on an “as needed” basis in an amount not to exceed ten (10) hours per month over the term of this Agreement. This Agreement covers all of the services to be furnished by Consultant to Company, and the parties acknowledge that there is not now, and during the term of this Agreement shall not be, any other contract or agreement between Company and Consultant unless such other contract or agreement shall be in writing signed by both parties. Nothing in this Agreement shall limit Consultant’s right to provide services to any other businesses or institutions except as provided in Section 5 below.

2. Compensation. In consideration for the Consulting Services, the Company will pay the Consultant the fees as specified in Exhibit A. Such fees shall be paid at the conclusion of each consulting month upon satisfactory evidence of the provision of such Consulting Services. The Company will compensate Consultant for such Consulting Services, but only if the Company receives full documentation regarding the Consulting Services provided, and all such Consulting Services are approved in writing, in advance by the Company.

3. Expenses. The Company will reimburse Consultant for all reasonable travel and other expenses directly related to Consultant’s performance under this Agreement provided that (a) such expenses in excess of $2,500 have been approved in writing, in advance of being incurred, by the Company and (b) such expenses are of a nature (and adequate documentary evidence has been provided) qualifying them as proper deductions on federal and state income tax returns of the Company.

4. Term and Termination. This Agreement shall commence on the Effective Date and shall continue for a term of two (2) years. At the conclusion of the initial term, this Agreement may be extended for subsequent one (1) -year terms by the mutual consent of both parties. (The initial term and any subsequent terms are collectively referred to herein as the “Term.”) Extension of this Agreement, if any, shall be made in writing by amending this Agreement. In the event of a material breach of the Agreement by either party, the other party may terminate this Agreement upon providing the breaching party with written notice of the breach and ten (10) days prior written notice of termination, provided that if the breaching party cures said breach within ten (10) days, this Agreement shall continue in full force and effect. This Agreement may be terminated by either party with or without cause upon sixty (60) days written notice to the other party.

5. Absence of Conflicts. Consultant represents and warrants that Consultant is not under any existing obligation that is inconsistent with this Agreement or that would restrict or conflict with the performance of Consultant’s obligations under this Agreement. Consultant agrees not to enter into any agreement or arrangement during the term of this Agreement that would impose on Consultant any obligation inconsistent with this Agreement or that would restrict or conflict with the performance of Consultant’s obligations under this Agreement. If Consultant is required by any applicable guidelines or policies of Consultant’s employer to make any disclosure or take any action that conflicts with any obligations of Consultant under this Agreement or is contrary to the terms of this Agreement, Consultant shall promptly notify the Company of such obligation, specifying the nature of such disclosure or action and identifying the applicable guideline or policy under which disclosure or action is required, prior to making such disclosure or taking such action.

6. Inventions Discovered By Consultant. The Consultant shall promptly disclose to the Company any invention, improvement, discovery, process, formula or method or other intellectual property, whether or not patentable or copyrightable, conceived or first reduced to practice by the Consultant, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the Term) (collectively, "Inventions"):

(a) which pertain to any line of business activity of the Company, if then conducted or then being actively planned by the Company, with which the Consultant was or is involved, or

(b) which directly relates to any of the Consultant's work for the Company.

The Consultant hereby assigns, transfers and conveys to the Company all of the Consultant's right, title and interest in and to any such Inventions. During and after the Term, the Consultant shall, at the Company’s sole expense, execute any documents necessary to perfect the quitclaim of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Consultant's agreed compensation during the course of the Consultant's services to the Company under this Agreement; provided, however, that after the Term, the Consultant shall be compensated by the Company for the assistance required of him under this Section 6 at the rate of $500 per hour, to be paid within thirty (30) days after receipt of an itemized invoice therefor.

This Section 6 shall survive the termination of this Agreement..

7. Independent Contractor Status. The parties agree that Consultant is serving as an independent contractor and is not an employee of the Company. As such, Consultant acknowledges that Consultant is not entitled to any medical benefits, paid time off, tax withholding or other benefits routinely provided to employees.

8. Taxes. By reason of Consultant’s status as an independent contractor and the representations made herein, Consultant hereby instructs the Company not to withhold any taxes from the fees paid to Consultant. Consultant acknowledges and agrees that Consultant is solely responsible for the payment of any and all domestic or foreign taxes and/or assessments imposed on account of the payment of fees or other compensation by the Company to Consultant. Consultant expressly agrees to treat any fees and other compensation earned under this agreement as self-employment income for federal and state income taxes, unemployment insurance taxes, disability insurance taxes or any other taxes when such amounts become due and payable.

9. Confidentiality. The Consultant, during the term of this Agreement, will have access to and become acquainted with various business, technical, and financial information and compilations of information and records of the Company containing trade secrets of the Company not generally available to the public, all of which shall be deemed confidential information of the Company (hereinafter “Confidential Information”). Notwithstanding anything to the contrary, “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the Consultant, (ii) was available to the Consultant on a non-confidential basis prior to its disclosure by the Company to the Consultant, (iii) becomes available to the Consultant on a non-confidential basis from another source, provided that such other source is not known by the Consultant to be bound by, and to the Consultant’s knowledge such disclosure does not breach, directly or indirectly, a confidentiality agreement between such other source and the Company, (iv) is provided by the Company to a third party on a non-confidential basis, or (v) is independently developed by the Consultant without access to the Confidential Information, as evidenced by written records. The Consultant shall not disclose any of the Confidential Information, directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter for a period of three (3) years; provided, however, that the Consultant may disclose Confidential Information if such disclosure is required by any applicable law, subpoena, court order, regulation, or judicial or administrative process, provided that, to the extent practicable and permitted by applicable law or regulation, the Consultant provides notice of such requirement to the Company for the purpose of enabling the Company to seek a protective order or otherwise prevent such disclosure. All Confidential Information summarized or described in files, documents, records, and similar items, whether prepared by the Consultant or otherwise coming into the Consultant’s possession, shall remain the Confidential Information of the Company. At or promptly after the termination of the Agreement, the Consultant shall either return to the Company, or certify to the Company the destruction of, all Confidential Information of the Company then in the possession of the Consultant.

10. Provisions Necessary and Reasonable. The Consultant agrees that the provisions of Sections 6 and 9 of this Agreement are necessary and reasonable to protect the Company's Confidential Information, Inventions and goodwill. In the event of any breach of any of the covenants set forth in Sections 6 and 9 herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the Consultant agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

11. Limitation on Authority. Consultant shall not have any authority to obligate or bind the Company to any agreement, purchase or obligation of any kind without the express written approval of an officer of the Company. The Company shall not have any authority to obligate or bind the Consultant to any agreement, purchase or obligation of any kind without the express written approval of the Consultant.

12. Assignment of Rights and Duties. Neither Consultant nor the Company may assign its rights or duties under this Agreement without prior written consent of the other, which consent may be withheld for any reason. Any attempted assignment, transfer, conveyance, or other disposition of any interest of either party in this Agreement shall be void.

13. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (with confirmation of receipt), delivery by a reputable overnight courier service or five (5) days following deposit in the United States mail (if sent by certified or registered mail, postage prepaid, return receipt requested), to the parties at the following addresses (unless the party has by written notice subsequently provided a new contact person or address):

For the CONSULTANT:	Dr. Andriole, M.D.
For COMPANY:	Lonna Williams Sr. Vice President, Commercial Operations Viking Systems Inc. 7825 Fay Suite 200 La Jolla, CA 92037
With a copy to: Thomas Marsh, CEO Viking Systems Inc. 7514 Girard Ave Ste 1509 San Diego, CA 92037

14. Legal Fee; Arbitration. With the exception of the Company’s right to a temporary restraining order, a preliminary injunction or a permanent injunction under 10 above, the parties hereto expressly agree that any dispute, controversy or claim arising hereunder or in any way related to this Agreement shall be resolved by arbitration in the County of San Diego, State of California by JAMS-Endispute. The arbitration shall be conducted by a sole arbitrator appointed by JAMS-Endispute (the “Arbitrator”) or any successor entity. If neither Arbitrator nor any successor entity exists at the time of the dispute, the dispute shall be submitted for arbitration to the AAA or any successor entity. The Arbitrator’s decision shall be final and binding on all parties. The parties intend that this arbitration provision be irrevocable and be construed as broadly as possible. The arbitration shall be governed by the provisions of the Arbitration Act, and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof.

15. Attorneys Fees. If a legal action or other proceeding is brought by the Company or by the Consultant for enforcement of this Agreement or for judgment on an arbitration award under this Agreement, the party that prevails shall be entitled to recover reasonable attorney’s fees, costs and expenses incurred in addition to any other relief to which that party may be entitled.

16. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California without reference to principles of conflicts of laws.

17. Entire Agreement. This Agreement, including Exhibit A hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and supersedes all prior agreements or understandings with respect to such subject matter, whether written or oral. This Agreement may not be amended or modified except in writing signed by Consultant and a duly authorized officer of the Company. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition. The invalidity or unenforceability of any term or provision of the parties with respect to the subject matter of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

18. Representations and Warranties; Covenant. The authorized capital stock of the Company as of the Effective Date consists of 100,000,000 shares of Common Stock, 52,132,100 shares of which are outstanding (fully diluted), 25,000,000 shares of Preferred Stock, none of which are outstanding,. The Company has reserved 7,500,000 shares of Common Stock for issuance to employees, consultants and advisors under its stock option plan. Except as set forth in this Section 18, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company.

19. Indemnification. The Company agrees to indemnify, defend, and hold harmless Consultant, and any of Consultant’s affiliates from any and all damage, loss, liability, cost or expense, including without limitation reasonable attorneys’ fees, costs and expenses related to defending any claims resulting from any claim, demand, suit or proceeding arising out of or related to (i) any products liability claims for a defect in the Company’s products, and (ii) any claims brought against Consultant in connection with services that Consultant performs for the Company hereunder.

20. Waiver. Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver or consent to any subsequent breach of this Agreement on the part of the other party or parties.

21. Severability. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such void, voidable or unenforceable provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though void, voidable or unenforceable provision were not a part hereof. In addition, it is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law.

22. Modification. This Agreement may not be modified except by a written instrument signed by all the parties hereto.

23. Headings. The headings of sections and subsection used in this Agreement are for convenience only and are not part of its operative language. They shall not be used to affect the construction of any provision hereof.

The foregoing is acknowledged, understood and agreed to as evidenced by execution by the parties in the spaces below.

CONSULTANT:
By: /s/ Gerald Andriole Name: Gerald Andriole MD Title: Social Security Number:
VIKING SYSTEMS INC.:
By: /s/ Lonna Williams Name: Lonna Williams Title: SVP Commercial Operations

Exhibit A

Consulting Services -

Clinical development, business value enhancement and new product advisory

Part 1 - Clinical development

Assist the Company establish the clinical benefits of the EndoSite 3Di product portfolio and 3-dimensional laparoscopic imagery as an enhancement to laparoscopic surgical procedures, and agree to provide the foregoing services. The Consulting Services will be directed by the Company’s Vice President of Clinical Development and Sr. Vice President of Commercial Operations.

A.
Become a member of the Viking Clinical Advisory Board and Chair the Viking Systems Urology Clinical Advisory Panel (not to exceed two meetings per year in conjunction with scheduled either AUA or other appropriate meetings)

B.	Lead and complete clinical studies resulting in peer-reviewed journal publications.
C.	Present abstracts and posters of clinical data and observations at major medical meetings.

Part 2 - Contribution to business value enhancement

A.
Discussions with investors and board of directors reflecting view of 3-dimensional product portfolio, clinical utility and aid in assessing additional products and companies for collaboration or acquisitions

B.	Assistance to management with the business and medical industry press
C.
Act as an exposure center (Viking Center of Excellence) providing access, opportunity to view, training and information to other surgeons relative to the 3-dimensional vision system product portfolio including surgeon outreach as it relates to Viking’s placements in other academic and prestigious institutions

Part 3 - New product advisory

A.	Assist in new product planning including R&D programs
B.	Suggestions and due diligence for business collaborations
C.	Suggestions and due diligence for potential acquisitions.

Compensation for Personal Services:

Payment for the Consulting Services shall be in the form of a five year non-qualified stock option in the amount of 500,000 shares with an exercise price at fair market value on the Effective Date (the “Option”). The Option shall vest in semi-annual installments over a twenty-four (24) month period commencing on the Effective Date, subject to acceleration of vesting upon completion of the following milestones in the amounts set forth below. In the event this Agreement is terminated by either party, further vesting of the option is terminated.

1.	15% of the Option at execution of this agreement
2.	10% of the Option upon installation of the Viking 3Di System and used regularly for surgery and training, regardless of whether Stanford pays for the system.
3.	35% of the Option upon the placement of 5 systems in Urology academic centers.
4.	40% of the Options upon Development of six (6) submitted abstracts, presentations/poster sessions, and public presentations, interviews or articles.